Exhibit 4.25

CSN-FLB-14103000226

Supplemental Agreement to the

Media Services Framework Agreement

Party A: China Southern Airlines Company Limited

Party B: Southern Airlines Culture and Media Co., Ltd.

Based on the Media Services Framework Agreement (hereinafter referred to as “the Original Agreement”) concluded between them on 19 April 2013, Party A and Party B, in the spirit of equality and mutual benefit and upon negotiation, enter into this supplemental agreement, with the specific clauses set out as follows:

I. Party A shall comprise China Southern Airlines Company Limited and its wholly-owned or holding subsidiaries.

Party B shall comprise Southern Airlines Culture and Media Co., Ltd. and its wholly-owned or holding subsidiaries, including but not limited to Guangzhou Guangtianhe Media Co., Ltd., Shenyang Guangtianhe Media Consultation Co., Ltd., Xinjiang Guangtianhe Media Co., Ltd., Beijing Guangtianhe Culture Media Co., Ltd., Xiamen Airlines Media Co., Ltd. and Guangdong South Pearl Media Co., Ltd.

II. Article 1 of the Original Agreement shall be amended as follows: “The scope and content of the media services in this framework agreement shall include exclusive advertising agency of China Southern Airlines Company Limited and advertising agency of its wholly-owned and holding subsidiaries, planning, purchase and production agency of entertainment programs on Party A’s flights, channel publicity and production, recruitment of public relations practitioners, placement of journals and other media services.”

III. Clause 5 of Article 11 of the Original Agreement shall be amended as follows: “Party B shall, according to the contract, be responsible for the whole process of selection, negotiation, purchase, implementation and supervision relating to the media or media agency, implement media assessment and purchase, and publish ads in time. Party B shall set up a supplier purchase management system, subdivide the process of selection, negotiation, purchase and implementation relating to media suppliers, define the suppliers’ qualification criteria, asset size and credit standing, specify the procedures for ad purchase and contract conclusion and performance, purchase in strict accordance with regulations and rules and carefully select large and experienced ad suppliers."

1

CSN-FLB-14103000226

IV. Clause 6 of Article 11 of the Original Agreement shall be amended as follows: “After Party B publishes the ads as an agent for Party A, Party B shall monitor the actual effect of ad publication and provide Party A with a monitoring report before the 30th day every month. The monitoring report shall be a part of the settlement voucher between the two parties, with its content including but not limited to general information of ad publication such as ad position, date and time of publication, and format, specifications and number of ads; gap between the actual time and scheduled time for ads display (give reasons); and the advertising coverage. Moreover, supporting evidence like photos and pictures shall be attached. The two parties may, according to the actual circumstances, separately specify the time of providing the monitoring report and the specific form and content of the report in the advertising agency agreement.”

V. Article 13 of the Original Agreement shall be amended as follows: “Party A and Party B unanimously confirm that the transaction amount for the media services under this agreement shall be capped at RMB105 million at most in 2014 and RMB118.5 million in 2015.”

VI. This supplemental agreement shall be deemed as supplement to the Original Agreement. In the event of any discrepancy between the Original Agreement and this supplemental agreement, the latter shall prevail.

VII. After consideration and approval by the boards of directors of the two parties, this supplemental agreement shall take effect upon affixing of signatures and seals by the two parties. This supplemental agreement shall be executed in four counterparts with equal legal force, with two held by Party A and Party B respectively.

Party A: China Southern Airlines Company Limited

Signature:

Party B: Southern Airlines Culture and Media Co., Ltd.

Signature:

Date:           DD MM YYYY

2